UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2009

MICROHELIX, INC.
(Exact name of Registrant as specified in its charter)

Oregon	001-16781	91-1758621
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

5300 Meadows Rd., Suite 400, Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  503-419-3564

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 6, 2009, microHelix, Inc. ("microHelix") received an advance of $100,000 under the Third Amended and Restated Promissory Note ("Note") dated June 27, 2008 executed by microHelix in favor of MH Financial Associates, LLC ("MH Financial").  As a result of the advance, microHelix has borrowed the full $977,743 principal amount available under the Note.  Interest on the unpaid principal under the Note accrues at the rate of 20% per annum.  microHelix will use the proceeds from the Note for working capital. All amounts outstanding under the Note are due on the earliest of:  (a) December 27, 2009, (b) the closing of a loan or other financing by microHelix in an amount sufficient to pay off the Note, or (c) the closing of a private investment in public equity and/or any other financing event with gross proceeds to microHelix in excess of $1,000,000.  The Note is secured by a lien against substantially all of the assets of microHelix and its wholly-owned subsidiary, Moore Electronics, Inc., including all of the outstanding common stock of Moore Electronics, Inc.  In the event of default by microHelix, MH Financial may accelerate the entire amount owed under the Note.

Item 3.02.  Unregistered Sale of Equity Securities.

In connection with and as a condition of the advance under the Note described in Item 2.03 above, on November 6, 2009, microHelix issued a warrant to purchase up to 1,066,667 shares of microHelix Common Stock at an exercise price of $0.001 per share to Aequitas Catalyst Fund, LLC.  These securities were issued to an accredited investor in reliance on Regulation D promulgated under the Securities Act of 1933, as amended.  The warrant expires on November 6, 2014.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.  The following document is filed as an exhibit to this Form 8-K:

10.1	Third Amended and Restated Promissory Note dated June 27, 2008*
10.2	Warrant to purchase up to 1,066,667 shares of Common Stock dated November 6, 2009 issued by microHelix, Inc. to Aequitas Catalyst Fund, LLC

*	Incorporated by reference to the Company's Form 10-K, as amended, for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

microHelix, Inc. (Registrant)

Date: November 12, 2009	By:	/s/ James E. Horswill
James E. Horswill
President and Chief Financial Officer